Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

MACHO UNO RACING CORPORATION

Macho Uno Racing Corporation, a corporation under the General Corporation Law of the State of Delaware, does hereby certify as follows:

A. The name of the corporation is Macho Uno Racing Corporation. The original certificate of incorporation of the corporation was filed with the Secretary of the State of Delaware on November 18, 2011.

B. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this restated certificate of incorporation restates and amends the provisions of the certificate of incorporation of the corporation.

C. The text of the certificate of incorporation is hereby amended and restated in its entirety to read as follows:

FIRST: The name of the corporation is Macho Uno Racing Corporation.

SECOND: The address of the registered office of the corporation in the State of Delaware is 2711 Centerville Road, Wilmington, County of New Castle, 19808, and the registered agent of the corporation at such address is Corporation Service Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The duration of the corporation commenced on November 18, 2011 and shall continue until November 2, 2013.

FIFTH: The corporation is authorized to issue two classes of capital stock to be designated, respectively, common stock, par value $0.001 per share, and preferred stock, par value $0.001 per share. The total number of shares of common stock which the corporation is authorized to issue is six hundred thousand (600,000) shares and the total number of shares of preferred stock which the corporation is authorized to issue is two hundred thousand (200,000) shares.

The preferred stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the board of directors (authority to do so being hereby expressly vested in the board). The board of directors is further authorized with respect to each such series, by resolution or resolutions, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The board of directors, within the limits and restrictions stated in any resolution or resolutions of the board of directors creating any series, may increase or decrease (but not below the number of shares in any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

SIXTH: Except as otherwise fixed pursuant to the provisions of Article FIFTH of this Certificate of Incorporation relating to the rights of holders of any series of preferred stock, no action that is required or permitted to be taken by the stockholders of the corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders, unless the action to be effected by written consent of stockholders and the taking of such action by such written consent have expressly been approved in advance by the Board of Directors of the corporation. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least 80 percent in voting power of the then outstanding voting stock of the Corporation, voting together as a single class, shall be required to amend or repeal this Article SIXTH or adopt any provision of this Certificate of Incorporation inconsistent with this Article SIXTH.

SEVENTH: For purposes of this Article SEVENTH, the following terms shall have the meanings specified below:

(a) “Affiliate” (and derivatives of such term) shall have the meaning ascribed to such term under Rule 12b-2 promulgated by the SEC under the Exchange Act.

(b) “Affiliated Company” shall mean any partnership, corporation, limited liability company, trust or other entity directly or indirectly Affiliated or under common Ownership or Control with the corporation including, without limitation, any subsidiary, holding company or intermediary company (as those or similar terms are defined under the Racing Laws of any applicable Racing Jurisdictions), in each case that is registered or licensed under applicable Racing Laws.

(c) “Control” (and derivatives of such term) (i) with respect to any Person, shall have the meaning ascribed to such term under Rule 12b-2 promulgated by the SEC under the Exchange Act, (ii) with respect to any Interest, shall mean the possession, directly or indirectly, of the power to direct, whether by agreement, contract, agency or otherwise, the voting rights or disposition of such Interest, and (iii) as applicable, the meaning ascribed to the term “control” or any comparable term (and derivatives of such term) under the Racing Laws of any applicable Racing Jurisdictions).

(d) “Disqualifying Person” shall mean a Person who (i) fails or refuses to file an application, or has withdrawn or requested the withdrawal of a pending application, (A) to be found suitable by any Racing Authority or for any Racing License or (B) otherwise for any Racing License required in order for such person to own in excess of a specified record and/or beneficial ownership interest in the corporation or in any racehorse owned by the corporation, in each case within the meaning of the Racing Laws of a Racing Jurisdiction, required in order for the corporation’s ability to enter horses owned by the corporation into races in the applicable Racing Jurisdiction, unless the Board of Directors, in its sole discretion, has determined not to enter any horses owned by the corporation into races in such Racing Jurisdiction, (ii) is denied or disqualified from eligibility for any Racing License by any Racing Authority, (iii) is determined by a Racing Authority to be unsuitable or disqualified to Own or Control any Securities, (iv) is determined by a Racing Authority to be unsuitable to be Affiliated, associated or involved with a Person engaged in Racing Activities in any Racing Jurisdiction, (v) causes any Racing License of the corporation or any Affiliated Company to be lost, rejected, rescinded, suspended, revoked or not renewed by any Racing Authority, or causes the corporation or any Affiliated Company to be threatened by any Racing Authority with the loss, rejection, rescission, suspension, revocation or non-renewal of any Racing License or to be subjected or threatened to be subjected to a fine by any Racing Authority (in each of (ii) through (v) above, regardless of whether such denial, disqualification or determination by a Racing Authority is final and/or non-appealable, and in each of (i) through (v) above, except and solely to the extent there is as a result no limitation on the corporation’s or an Affiliated Company’s ability to enter horses owned by the corporation into races in the applicable Racing Jurisdiction, no threat or imposition of a fine on the corporation or an Affiliated Company and no consequence described in clause (vi)(A), (B) or (C) below), or (vi) is deemed likely, in the sole and absolute discretion of the Board of Directors, to (A) preclude or materially delay, impede, impair, threaten or jeopardize any Racing License held by the corporation or any Affiliated Company or the corporation’s or any Affiliated Company’s application for, right to the use of, entitlement to, or ability to obtain or retain, any Racing License, (B) cause or otherwise result in the imposition of any materially burdensome or unacceptable terms or conditions on any Racing License of the corporation or any Affiliated Company or (C) cause or otherwise result in, the disapproval, cancellation, termination, material adverse modification or non-renewal of any material legal or contractual right of the corporation or any Affiliated Company related to any Racing Activities.

(e) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(f) “Interest” shall mean the stock or other securities of an entity or any other interest or financial or other stake therein, including, without limitation, the Securities.

(g) “Own” or “Ownership” (and derivatives of such terms) shall mean (i) ownership of record, (ii) “beneficial ownership” as defined in Rule 13d-3 or Rule 16a-1(a)(2) promulgated by the SEC under the Exchange Act, and (iii) as applicable, the meaning ascribed to the terms “own” or “ownership” (and derivatives of such terms) under the Racing Laws of any applicable Racing Jurisdictions.

(h) “Person” shall mean an individual, partnership, corporation, limited liability company, trust or any other entity.

(i) “Racing” or “Racing Activities” shall mean the conduct of thoroughbred or other horse racing or horse racing-related activities.

(j) “Racing Authorities” shall mean all international, national, foreign, domestic, federal, state, provincial, regional, local, tribal, municipal and other regulatory and licensing bodies, instrumentalities, departments, commissions, authorities, boards, officials, tribunals and agencies with authority over or responsibility for the regulation of Racing within any Racing Jurisdiction.

(k) “Racing Jurisdictions” shall mean each state of the United States and each province of Canada during any time Racing Activities may be lawfully conducted therein, including, without limitation, all Racing Jurisdictions in which the corporation currently conducts or proposes to conduct Racing Activities, provided that no such state or province shall be deemed a Racing Jurisdiction for purposes of this Article SEVENTH if such state or province requires a Racing License for the Ownership or Control by any Person (not Affiliated or associated with the corporation or any Affiliated Company) of less than three percent (3%) of any class or series of the corporation’s Securities or of the corporation’s Securities in the aggregate.

(l) “Racing Laws” shall mean all laws, statutes and ordinances pursuant to which any Racing Authority possesses regulatory, permit and licensing authority over the conduct of Racing Activities, or the Ownership or Control of an Interest in an entity which conducts Racing Activities, in any Racing Jurisdiction, all orders, decrees, rules and regulations promulgated thereunder, all written and unwritten policies of the Racing Authorities and all written and unwritten interpretations by the Racing Authorities of such laws, statutes, ordinances, orders, decrees, rules, regulations and policies.

(m) “Racing Licenses” shall mean all licenses, permits, approvals, orders, authorizations, registrations, findings of suitability, franchises, exemptions, waivers, concessions and entitlements issued by any Racing Authority necessary for or relating to the conduct of Racing Activities by any Person or the Ownership or Control by any Person of an Interest in an entity that conducts or may in the future conduct Racing Activities.

(n) “Redemption Date” shall mean the date set forth in the Redemption Notice by which the Securities Owned or Controlled by a Disqualifying Person or an Affiliate of a Disqualifying Person are to be redeemed by the corporation, which redemption date shall be determined in the sole and absolute discretion of the Board of Directors of the corporation but which shall in no event be fewer than 15 calendar days following the date of the Redemption Notice, unless (i) otherwise required by a Racing Authority or pursuant to any applicable Racing Laws, (ii) prior to the expiration of such 15-day period, the Disqualifying Person or such Affiliate shall have sold (or otherwise fully transferred or otherwise disposed of its Ownership of) its Securities to a Person that is not a Disqualifying Person and not Affiliated with a Disqualifying Person (in which case, such Redemption Notice will only apply to those Securities that have not been sold or otherwise disposed of) by the selling Disqualifying Person or Affiliate and, commencing as of the date of such sale, the purchaser or recipient of such Securities shall have all of the rights of a Person that is not a Disqualifying Person), or (iii) the cash or other Redemption Price necessary to effect the redemption shall have been deposited in trust for the benefit of the Disqualifying Person or its Affiliate and shall be subject to immediate withdrawal by such Disqualifying Person or its Affiliate upon (x) surrender of the certificate(s) evidencing the Securities to be redeemed accompanied by a duly executed stock power or assignment or (y) if the Securities are uncertificated, upon the delivery of a duly executed assignment or other instrument of transfer.

(o) “Redemption Notice” shall mean that notice of redemption delivered by the corporation pursuant to this Article to a Disqualifying Person or an Affiliate of a Disqualifying Person if a Racing Authority so requires the corporation, or if the Board of Directors in its sole and absolute discretion deems it necessary or advisable, to redeem such Disqualifying Person’s or Affiliate’s Securities. Each Redemption Notice shall set forth (i) the Redemption Date, (ii) the number and type of Securities to be redeemed, (iii) the Redemption Price and the manner of payment therefor, (iv) the place where any certificates for such Securities shall be surrendered for payment, and (v) any other requirements of surrender of the certificates, including how such certificates are to be endorsed, if at all.

(p) “Redemption Price” shall mean the price to be paid by the corporation for the Securities to be redeemed pursuant to this Article, which shall be that price (if any) required to be paid by the Racing Authority making the finding of unsuitability, or if such Racing Authority does not require a certain price to be paid (including if the finding of unsuitability is made by the Board of Directors alone), that amount determined in good faith by the Board of Directors to be the fair value of the Securities based on any methodology it may select in its sole discretion. The Corporation may pay the Redemption Price in any combination of cash and/or promissory note as required by the applicable Racing Authority and, if not so required (including if the finding that such Person is a Disqualifying Person is made by the Board of Directors alone), as determined by the Board of Directors, provided, that in the event the corporation elects to pay all or any portion of the Redemption Price with a promissory note, such promissory note shall have a term of ten years, bear interest at a rate equal to the lowest “applicable federal rate” and amortize in 120 equal monthly installments, and shall contain such other terms and conditions as the Board of Directors determines, in its discretion, to be necessary or advisable.

(q) “SEC” shall mean the U.S. Securities and Exchange Commission.

(r) “Securities” shall mean shares of capital stock of the corporation.

(s) “Transfer” shall mean the sale and every other method, direct or indirect, of transferring or otherwise disposing of an Interest, or the Ownership, Control or possession thereof, or fixing a lien thereupon, whether absolutely or conditionally, voluntarily or involuntarily, by or without judicial proceedings, as a conveyance, sale, payment, pledge, mortgage, lien, encumbrance, gift, security, or otherwise (including by merger or consolidation).

All Securities shall be held subject to the restrictions and requirements of all applicable Racing Laws. All Persons Owning or Controlling Securities shall comply with all applicable Racing Laws, including any provisions of such Racing Laws that require such Person to file applications for or hold Racing Licenses with, and provide information to, the applicable Racing Authorities. Any Transfer of Securities may be subject to the prior approval of the Racing Authorities and/or the corporation or the applicable Affiliated Company, and any purported Transfer thereof in violation of such requirements shall be void ab initio.

Any Person who Owns or Controls three percent (3%) or more of any class or series of the corporation’s Securities or of the corporation’s Securities in the aggregate shall (a) promptly notify the corporation of such fact, (b) provide to the Racing Authorities in each Racing Jurisdiction in which the corporation or any subsidiary thereof either conducts Racing Activities or has a pending application for a Racing License all information regarding such Person as may be requested or required by such Racing Authorities, or that the corporation requests or requires be provided to such Racing Authorities, (c) respond to written or oral questions or inquiries from the corporation or any such Racing Authorities and (d) by virtue of such Ownership or Control, be deemed to consent to the performance of any personal background investigation or fingerprinting that may be required by the corporation or such Racing Authorities.

The Securities Owned or Controlled by a Disqualifying Person or an Affiliate of a Disqualifying Person shall be redeemable by the corporation or the applicable Affiliated Company, out of funds legally available therefor, as directed by a Racing Authority and, if not so directed, as and to the extent deemed necessary or advisable by the Board of Directors, in which event the corporation shall deliver a Redemption Notice to the Disqualifying Person or its Affiliate and shall redeem or purchase or cause one or more assignees to purchase the Securities on the Redemption Date and for the Redemption Price set forth in the Redemption Notice, provided that if the Disqualifying Person is a Disqualifying Person solely by reason of Owning or Controlling (or by reason of an Affiliate of such Disqualifying Person Owning or Controlling) less than all of the Securities Owned or Held by such Disqualifying Person or Affiliate, the Securities subject to such right of redemption shall be such number of Securities the redemption of which shall cause such Disqualifying Person to no longer be a Disqualifying Person, and the corporation shall have the right in its sole and absolute discretion, unless otherwise directed by a Racing Authority, to determine the Securities to be so redeemed. From and after the Redemption Date, such Securities shall no longer be deemed to be outstanding, such Disqualifying Person or Affiliate of such Disqualifying Person shall cease to be a stockholder, member, partner or owner, as applicable, of the corporation and/or Affiliated Company with respect to such Securities, and all rights of such Disqualifying Person or Affiliate of such Disqualifying Person in such Securities, other than the right to receive the Redemption Price, shall cease. In accordance with the requirements of the Redemption Notice, such Disqualifying Person or its Affiliate shall surrender the certificate(s), if any, representing the Securities to be so redeemed. The rights of redemption described in this Article SEVENTH shall be freely assignable by the corporation or the applicable Affiliated Company.

Commencing on the date that a Racing Authority serves notice of a determination of unsuitability or disqualification of a holder of Securities, or the Board of Directors otherwise determines that a Person is a Disqualifying Person, and until the Securities (or portion thereof, as set forth in the preceding paragraph) Owned or Controlled by such Person are Owned or Controlled by a Person who is not a Disqualifying Person, such Disqualifying Person and its Affiliates shall not: (i) receive any dividend, payment, distribution or interest with regard to the Securities or (ii) exercise, directly or indirectly or through any proxy, trustee, or nominee, any voting or other right conferred by such Securities, and such Securities shall not for any purposes be included in the Securities of the corporation or the applicable Affiliated Company entitled to vote.

Without limitation of any other method of notice (including electronic notice) that results in actual notice to the recipient, notices given by the corporation pursuant to this Article SEVENTH, including Redemption Notices, shall be sufficient if in writing and delivered by personal service, placed in the custody of a recognized overnight courier service (in which case such notice shall be deemed delivered on the date of scheduled delivery), or sent by first-class mail, postage prepaid (in which case such notice shall be deemed delivered on the third business day after mailing), in each case addressed to the Person at such Person’s address as it appears on the books and records of the corporation or Affiliated Company, as applicable.

Any Disqualifying Person and any Affiliate of a Disqualifying Person shall indemnify and hold harmless the corporation and its Affiliated Companies for any and all losses, costs, and expenses, including attorneys’ costs, fees and expenses, incurred by the corporation and its Affiliated Companies as a result of, or arising out of, such Disqualifying Person’s continuing Ownership or Control of Securities, failure or refusal to comply with the provisions of this Article SEVENTH, or failure to divest himself, herself or itself of any Securities when and in the specific manner required by the Racing Authorities or this Article SEVENTH.

The corporation shall be entitled to injunctive or other equitable relief in any court of competent jurisdiction to enforce the provisions of this Article SEVENTH and each Person who Owns or Controls Securities shall be deemed to have consented to injunctive or other equitable relief and acknowledged, by virtue of such Ownership or Control, that the failure to comply with this Article SEVENTH will expose the corporation and the Affiliated Companies to irreparable injury for which there is no adequate remedy at law and that the corporation and the Affiliated Companies shall be entitled to injunctive or other equitable relief to enforce the provisions of this Article SEVENTH.

The right of the corporation or any Affiliated Company to redeem Securities pursuant to this Article SEVENTH shall not be exclusive of any other rights the corporation or any Affiliated Company may have or hereafter acquire under any agreement, provision of the bylaws of the corporation or such Affiliated Company or otherwise. To the extent permitted under applicable Racing Laws, the corporation shall have the right, exercisable in the sole discretion of the Board of Directors, to propose that the parties, immediately upon the delivery of the Redemption Notice, enter into an agreement or other arrangement, including, without limitation, a divestiture trust or divestiture plan, which will reduce or terminate a Disqualifying Person’s Ownership or Control of all or a portion of its Securities.

Nothing contained in this Article SEVENTH shall limit the authority of the Board of Directors to take such other action, to the extent permitted by law, as it deems necessary or advisable to protect the corporation or the Affiliated Companies from the denial or loss or threatened denial or loss of any Racing License of the corporation or any of its Affiliated Companies. Without limiting the generality of the foregoing, the Board of Directors may conform any provisions of this Article SEVENTH to the extent necessary to make such provisions consistent with Racing Laws. In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind bylaws, regulations, and procedures of the corporation not inconsistent with the express provisions of this Article SEVENTH for the purpose of determining whether any Person is a Disqualifying Person and for the orderly application, administration and implementation of the provisions of this Article SEVENTH. Such procedures and regulations shall be kept on file with the secretary of the corporation and shall be made available for inspection and, upon reasonable request, mailed to any record holder of Securities.

The Board of Directors shall have exclusive authority and power to administer this Article SEVENTH and to exercise all rights and powers specifically granted to the Board of Directors or the corporation, or as may be necessary or advisable in the administration of this Article SEVENTH. All such actions which are done or made by the Board of Directors in good faith shall be final, conclusive and binding on the corporation and all other Persons; provided, that the Board of Directors may delegate all or any portion of its duties and powers under this Article SEVENTH to a committee of the Board of Directors as it deems necessary or advisable.

If any provision of this Article SEVENTH or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article SEVENTH.

Except as may be required by any applicable Racing Law or Racing Authority, the Board of Directors may waive any of the rights of the corporation or any restrictions contained in this Article SEVENTH in any instance in which and to the extent the Board of Directors determines in its sole and absolute discretion that a waiver would be in the best interests of the corporation. Except as required by a Racing Authority, nothing in this Article SEVENTH shall be deemed or construed to require the corporation to repurchase any Securities Owned or Controlled by a Disqualifying Person or an Affiliate of a Disqualifying Person.

The restrictions set forth in this Article SEVENTH shall be noted conspicuously on any certificate evidencing the Securities, and record holders of Securities shall be provided with notice of the restrictions set forth in this Article SEVENTH, in accordance with the requirements of the General Corporation Law of the State of Delaware and any applicable Racing Laws.

EIGHTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter and repeal the by-laws of the corporation; provided, however, that with respect to the powers of stockholders to make, alter, amend or repeal the by-laws, the affirmative vote of the holders of at least eighty percent (80%) of the capital stock of the corporation entitled to vote generally in an election of directors, voting together as a single class, shall be required to make, alter amend or repeal the by-laws of the corporation. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

NINTH: Except as otherwise fixed pursuant to the provisions of Article FIFTH of this Certificate of Incorporation relating to the rights of holders of any series of preferred stock to elect additional directors, the total number of directors constituting the entire Board shall be fixed from time to time solely by resolution of the Board. Any newly created directorship or any vacancy occurring in the Board of Directors for any cause may be filled solely by a majority of the remaining members of the Board of Directors, although such majority is less than a quorum, and each director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced or until his or her successor is elected and qualified.

TENTH: Special meetings of stockholders for any purpose or purposes may be called at any time by the Board of Directors, but such special meetings may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

ELEVENTH: Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware or the corporation’s certificate of incorporation or bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the corporation’s certificate of incorporation or bylaws or (v) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Article ELEVENTH.

TWELFTH: No director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article TWELFTH shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

IN WITNESS WHEREOF, the undersigned has executed, signed and acknowledged this certificate of incorporation this 6th day of February, 2012.

MACHO UNO RACING CORPORATION

by	/s/ Jack Brothers
Name: Jack Brothers
Title: Chief Executive Officer and President